Exhibit 99

FOR IMMEDIATE RELEASE	Contacts: Susan Kahn (investor)
(612) 761-6735

Cathy Wright (financial media)
(612) 761-6627 or (847) 615-1538

TARGET CORPORATION FOURTH QUARTER EARNINGS PER SHARE FROM CONTINUING OPERATIONS $1.06

FISCAL 2005 EPS FROM CONTINUING OPERATIONS $2.71

MINNEAPOLIS, February 16, 2006 — Target Corporation today reported earnings from continuing operations of $939 million, or $1.06 per share, for the fourth quarter ended January 28, 2006, compared with $809 million, or $0.90 per share, in the fourth quarter ended January 29, 2005. For the full year, earnings from continuing operations were $2.408 billion, or $2.71 per share, in 2005, compared with $1.885 billion, or $2.07 per share, in 2004. Including earnings from discontinued operations and the gain on disposal of discontinued operations, earnings per share for the fourth quarter and full year 2004 were 91 cents and $3.51, respectively. All earnings per share figures refer to diluted earnings per share. The attached consolidated financial statements are unaudited.

“Target produced outstanding results in 2005, surpassing $50 billion in sales and generating strong growth in earnings,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “We are proud of our recent performance, remain committed to our strategic direction and believe that Target is well-positioned to continue delighting our guests and delivering superior value to our shareholders in 2006 and for years beyond.”

Analysis of Continuing Operations – Full Year Results

Total revenues increased 12.3 percent to $52.620 billion from $46.839 billion in 2004, driven by a 5.6 percent increase in comparable store sales combined with the contribution from new store expansion and our credit card operations. (Total revenues include retail sales and net credit revenues. Comparable-store sales are sales from stores open longer than one year.)

For the year, earnings before interest and income taxes (EBIT) increased 20.1 percent to $4.323 billion, compared with $3.601 billion in 2004. The contribution from the company’s credit card operations to EBIT was $645 million, an increase of $160 million, or 32.8 percent driven by strong underlying portfolio performance and the effect of rising interest rates on finance charge revenue. In total, 2005 EBIT increased to 8.2 percent of revenues from 7.7 percent of revenues in 2004 due to expansion of the company’s gross margin rate and the increased contribution to EBIT from the company’s credit card operations, partially offset by unfavorable expense rate performance.

—more —

The company’s gross margin rate expansion resulted from improvements in markup and inventory shrinkage, while the unfavorability in the company’s expense rate was due to several factors including lower transition services income from discontinued operations and higher utilities expense. These expense rate factors more than offset the current year favorability from last year’s lease accounting adjustment. (Gross margin rate represents sales less cost of sales expressed as a percentage of sales. Expense rate represents selling, general and administrative expenses expressed as a percentage of sales.)

Net interest expense decreased $107 million to $463 million in 2005, compared with $570 million in 2004. This expense favorability in 2005 is attributable to a significantly lower loss on debt repurchase and lower average funded balances, partially offset by a higher average portfolio interest rate. Net interest expense in 2004 included $89 million of loss on debt repurchase.

Analysis of Continuing Operations – Fourth Quarter Results

Fourth quarter revenues were $16.947 billion, up 11.5 percent from $15.194 billion in the same period a year ago. Comparable store sales for the quarter rose 4.2 percent.

Fourth quarter earnings before interest and income taxes were $1.606 billion, an increase of $197 million, or 14.0 percent, from the fourth quarter of 2004. The contribution from the company’s credit card operations to EBIT was $192 million, an increase of $58 million, or 43.1 percent.

The company’s gross margin rate improved slightly from the prior year, while our expense rate performance was unfavorable due to several factors including lower transition services income from discontinued operations and a planned retiming of advertising expense from earlier in the year. These factors more than offset the current year favorability from last year’s lease accounting adjustment.

Net interest expense increased $17 million for the quarter. This unfavorability was due to higher average funded balances, partially offset by a lower average portfolio rate.

Other Factors

The company’s 2005 effective income tax rate for continuing operations was 37.6 percent, which resulted in a fourth quarter income tax rate of about 36.6 percent. The effective income tax rate in 2004 was 37.8 percent for both the full year and fourth quarter periods.

In June 2004, the company announced a $3 billion share repurchase program and in November 2005, the Board increased the share repurchase authorization by $2 billion to an aggregate $5 billion program. Under this program, the company repurchased $300 million of its common stock during the fourth quarter of 2005, acquiring 5.5 million shares at an average price of $54.41 per share. For the full year, the company invested $1.2 billion, repurchasing 23.1 million shares at an average price of $51.88, and program to-date, the company has acquired 51.6 million shares of its common stock at an average price per share of $47.95, reflecting a total investment of approximately $2.5 billion. The company expects to continue to execute this program primarily in open market transactions, subject to market conditions, and expects to complete the total program in approximately two to three years.

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Miscellaneous

Target Corporation will webcast its fourth quarter and year-end earnings conference call at 9:30am CST today.  Investors and the media are invited to listen to the call through the company’s website at www.target.com (scroll down to the bottom of the Home page and click on “Investors”, then click on “Events+Calendar”, then click “webcasts”). A telephone replay of the call will be available beginning at approximately 11:30am CST today through the end of business on February 17, 2006. The replay number is (800) 642-1687 and the passcode is 1291483.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2005 Third Quarter Form 10-Q.

Target Corporation’s continuing operations include large, general merchandise discount stores, as well as an on-line business called Target.com. At quarter-end, the company operated 1,397 Target stores in 47 states.

Target Corporation news releases are available at www.target.com/investors or www.prnewswire.com.

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(Tables Follow)

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CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Twelve Months Ended
(Millions, except per share data) (Unaudited)	January 28, 2006	January 29, 2005	% Change	January 28, 2006	January 29, 2005	% Change

Sales	$16,570	$14,877	11.4%	$51,271	$45,682	12.2%
Net credit revenues	377	317	18.8	1,349	1,157	16.5

Total revenues	16,947	15,194	11.5	52,620	46,839	12.3

Cost of sales	11,509	10,348	11.2	34,927	31,445	11.1
Selling, general and administrative expense	3,254	2,888	12.7	11,185	9,797	14.2
Credit expense	209	205	1.9	776	737	5.3
Depreciation and amortization	369	344	7.1	1,409	1,259	11.9

Earnings from continuing operations before interest expense and income taxes	1,606	1,409	14.0	4,323	3,601	20.1

Net interest expense	124	107	16.9	463	570	(18.7)

Earnings from continuing operations before income taxes	1,482	1,302	13.7	3,860	3,031	27.3

Provision for income taxes	543	493	10.2	1,452	1,146	26.7

Earnings from continuing operations	939	809	15.9	2,408	1,885	27.7

Earnings from discontinued operations, net of taxes of $46	—	—	(100.0)	—	75	(100.0)
Gain on disposal of discontinued operations, net of taxes of $(21) and $761	—	16	(100.0)	—	1,238	(100.0)

Net earnings	$939	$825	13.7%	$2,408	$3,198	(24.7)%

Basic earnings per share:
Continuing operations	$1.07	$0.91	18.3%	$2.73	$2.09	30.9%
Discontinued operations	—	—	—	—	0.08	(100.0)
Gain on disposal of discontinued operations	—	0.01	(100.0)	—	1.37	(100.0)
Basic earnings per share	$1.07	$0.92	16.1%	$2.73	$3.54	(22.8)%

Diluted earnings per share:
Continuing operations	$1.06	$0.90	18.4%	$2.71	$2.07	31.0%
Discontinued operations	—	—	—	—	0.08	(100.0)
Gain on disposal of discontinued operations	—	0.01	(100.0)	—	1.36	(100.0)
Diluted earnings per share	$1.06	$0.91	16.2%	$2.71	$3.51	(22.8)%

Weighted average common shares outstanding:
Basic	876.6	895.3		882.0	903.8
Diluted	883.5	903.0		889.2	912.1

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

SUBJECT TO RECLASSIFICATION
(Millions) (Unaudited)	January 28, 2006	January 29, 2005

ASSETS
Cash and cash equivalents	$1,648	$2,245
Accounts receivable, net	5,666	5,069
Inventory	5,838	5,384
Other current assets	1,253	1,224
Total current assets	14,405	13,922

Property and equipment, net	19,038	16,860
Other non-current assets	1,552	1,511
Total assets	$34,995	$32,293

LIABILITIES AND SHAREHOLDERS’ INVESTMENT
Accounts payable	$6,268	$5,779
Current portion of long-term debt and notes payable	753	504
Other current liabilities	2,567	1,937
Total current liabilities	9,588	8,220

Long-term debt	9,119	9,034
Deferred income taxes	851	973
Other non-current liabilities	1,232	1,037
Shareholders’ investment	14,205	13,029
Total liabilities and shareholders’ investment	$34,995	$32,293

Common shares outstanding	874.1	890.6

CONSOLIDATED STATEMENTS OF CASH FLOWS

SUBJECT TO RECLASSIFICATION	Twelve Months Ended
(Millions) (Unaudited)	January 28, 2006	January 29, 2005

OPERATING ACTIVITIES
Net earnings	$2,408	$3,198
Earnings from and gain on disposal of discontinued operations, net of tax	—	(1,313)
Earnings from continuing operations	2,408	1,885
Reconciliation to cash flow:
Depreciation and amortization	1,409	1,259
Stock based compensation expense	93	60
Deferred income tax	(122)	233
Bad debt provision	466	451
Loss on disposal of fixed assets, net	70	59
Other non-cash items affecting earnings	(50)	73
Changes in operating accounts providing/(requiring) cash:
Accounts receivable originated at Target	(244)	(209)
Inventory	(454)	(853)
Other current assets	(28)	(37)
Other non-current assets	(24)	(147)
Accounts payable	489	823
Accrued liabilities	351	319
Income taxes payable	70	(91)
Other	17	(17)
Cash Flow Provided by Operations	4,451	3,808

INVESTING ACTIVITIES
Expenditures for property and equipment	(3,388)	(3,068)
Proceeds from disposal of fixed assets	58	56
Change in accounts receivable originated at third parties	(819)	(690)
Proceeds from sale of discontinued operations	—	4,881
Cash Flow (Required) / Provided by Investing Activities	(4,149)	1,179

FINANCING ACTIVITIES
Additions to long-term debt	913	10
Reductions of long-term debt	(527)	(1,487)
Dividends paid	(318)	(272)
Repurchase of stock	(1,197)	(1,290)
Stock option exercises	172	146
Stock option tax benefit	59	69
Other	(1)	—
Cash Flow Required by Financing Activities	(899)	(2,824)

Net Cash Required by Discontinued Operations	—	(626)
Net (Decrease) / Increase in Cash and Cash Equivalents	(597)	1,537

Cash and Cash Equivalents at Beginning of Period	2,245	708
Cash and Cash Equivalents at End of Period	$1,648	$2,245

Target Corporation

(Millions)

(Unaudited)

NUMBER OF STORES, RETAIL SQUARE FEET and COMPARABLE STORE SALES

Retail square feet in thousands; reflects total square feet less office, distribution center and vacant space.

	Number of Stores		Retail Square Feet
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005	% Change
Target General Merchandise Stores	1,239	1,172	150,318	140,953	6.6%
SuperTarget Stores	158	136	27,942	24,062	16.1
Total	1,397	1,308	178,260	165,015	8.0%

	Three Months Ended		Twelve Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Continuing Operations Comparable Store Sales	4.2%	5.4%	5.6%	5.3%

CREDIT CARD CONTRIBUTION OF CONTINUING OPERATIONS

	Three Months Ended		Twelve Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Revenues
Finance charges, late fees and other revenues	$342	$288	$1,225	$1,059
Merchant fees
Intracompany	24	22	72	65
Third-party	35	29	124	98
Total revenues	401	339	1,421	1,222
Expenses
Bad debt provision	129	124	466	451
Operations and marketing	80	81	310	286
Total expenses	209	205	776	737

Pre-tax credit card contribution to EBIT	$192	$134	$645	$485

As a percent of average receivables (annualized)	13.0%	10.2%	11.6%	9.8%

ALLOWANCE FOR DOUBTFUL ACCOUNTS

	Three Months Ended		Twelve Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Allowance at beginning of period	$417	$363	$387	$352
Bad debt provision	129	124	466	451
Net write-offs	(95)	(100)	(402)	(416)
Allowance at end of period	$451	$387	$451	$387

As a percent of period-end receivables	7.4%	7.1%	7.4%	7.1%

SUPPLEMENTAL DATA

	January 28, 2006	January 29, 2005
Period-end receivables	$6,117	$5,456

Total past due as a percent of period-end receivables *	2.8%	3.5%

* Accounts with three or more payments past due.

	Three Months Ended		Twelve Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005

Total revenues as a percent of average receivables (annualized):	27.1%	25.7%	25.6%	24.8%

Net write-offs as a percent of average receivables (annualized):	6.5%	7.6%	7.2%	8.4%

Average receivables	$5,922	$5,278	$5,544	$4,927